  Exhibit 99.1

Level Brands Reports December 31, 2018 Quarterly Results

New subsidiary cbdMD Reports Significant Sequential Sales During 2018

CHARLOTTE, N.C.—February 14, 2019—(BUSINESS WIRE)--Level Brands, Inc. (NYSE American: LEVB), reported today that in its fiscal quarter ended December 31, 2018, it generated total net sales of $1.2 million. Its nationally recognized consumer cannabidiol (CBD) brand cbdMD, which it acquired on December 21, 2018 in connection with the mergers with Cure Based Development LLC, accounted for 37% of total net sales (or 11 days consolidated for the quarter).

FINANCIAL HIGHLIGHTS:

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Total net sales increased 82% to $1.2 million for the first quarter ended December 31, 2018 compared to the prior year period.

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cbdMD accounted for 37% of net sales after only being acquired for 11 days in the quarter ending December 31, 2018

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Gross profit as a percentage of net sales was 60.6% for the first quarter ended December 31, 2018.

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Net loss attributable to common shareholders improved 45% to a loss of $584,385 in first quarter ended December 31, 2018 from, up from a loss of $1,132,928 in the prior year period.

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Completed a secondary offering which provided approximately $6.3 million in net proceeds upon the issuance of 1,971,428 shares of our common stock.

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Working capital of $13.9 million at December 31, 2018, compared to working capital of $10.8 million at September 30, 2018.

“This past quarter was dominated by our transformative acquisition of cbdMD,” stated Martin A. Sumichrast, Chairman and CEO of Level Brand. “The combination of the acquisition of cbdMD and the passage of the 2018 Farm Bill, which removed CBD as a Schedule 1 controlled substance, puts us in an ideal position to capitalize on a rapidly evolving opportunity as we seek to build cbdMD into the top recognized brand in the sector.”

“Our net sales were up 82% year-over-year, but the real story is where we are today with cbdMD and where we go from here. cbdMD contributed $465,000 in net sales during the 11 day period of December 21, 2018 through December 31, 2018,” continued Mr. Sumichrast. “Moving forward, the passage of the Farm Bill opens up the opportunity to expand distribution to larger wholesalers and retailers, which we plan to pursue vigorously in 2019 and beyond. R&D efforts are also ongoing as we seek to identify and develop new CBD product offerings to meet evolving consumer demands.”

Since commencing sales in January 2018, cbdMD has generated approximately $7.5 million in total net sales for calendar 2018. Sales increased sequentially throughout calendar 2018, with net sales of $580,000, $1,618,000, $1,696,000 and $3,625,000, for the quarters ending March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018 respectively (with October, November and December 2018 unaudited net sales of approximately $1,074,000, $1,166,000, and $1,384,000 respectively). This growth has continued into January at a pace commensurate with achievement of the year one earnout target of $20 million and we are excited about the objectives we have for the balance of fiscal 2019.

CONFERENCE CALL DETAILS
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About Level Brands, Inc. (www.LevelBrands.com)

Level Brands owns and operates the nationally recognized consumer cannabidiol (CBD) brand cbdMD, whose current products include CBD gummies, CBD tinctures, CBD topical, CBD bath bombs, CBD oils, and CBD pet products. The Company also operates a licensing and corporate brand management businesses under the kathy ireland® Health & Wellness; Ireland Men One (I'M1), and Encore Endeavor One (EE1) brands, as well as a personal products division Beauty & Pin-Ups.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to the expansion of the consumer market for CBD products and our ability to increase cbdMD's market, any resulting material revisions in unaudited financial information for Cure Based Dvelopment, material dependence on our relationship with kathy ireland® Worldwide, our limited operating history, our ability to expand our business and significantly increase our revenues and our ability to report profitable operations in future periods, among others. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Level Brands, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 as filed with the Securities and Exchange Commission (the "SEC") on December 12, 2018 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Level Brands, Inc. and are difficult to predict. Level Brands, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Investors:

RedChip Companies
Craig Brelsford, 407-644-4256
craig@redchip.com